Exhibit 24.1

                 Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Vertex Interactive Inc. Incentive Stock Option Plan, of our report dated January 10, 2000, with respect to the consolidated financial statements and schedule of Vertex Industries, Inc. (presently "Vertex Interactive, Inc.") as of September 30, 1999 and for the two months then ended included in its Transition Report (Form 10-K) for the period ended September 30, 1999, filed with the Securities and Exchange Commission.

                           /s/Ernst & Young LLP

MetroPark, New Jersey
March 6, 2000

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